As filed with the Securities and Exchange Commission on February 27, 2026

Registration No. 333-251886

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENOVUS ENERGY INC.

(Exact name of Registrant as specified in its charter)

Canada	98-0642460
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4100, 225 6 Avenue S.W.

Calgary, Alberta, Canada

T2P 1N2

(Address, including zip code, of Registrant’s principal executive offices)

Husky Energy Inc. Incentive Stock Option Plan

(Full title of the plan)

CT Corporation System

28 Liberty St., New York, NY 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

COPIES TO:

Susan Anderson Cenovus Energy Inc. 4100, 225 6 Avenue S.W. Calgary, Alberta, Canada T2P 1N2 (403) 766-2000	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario M5K 1J3 Canada (416) 504-0520

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) by Cenovus Energy Inc., a corporation organized under the laws of Canada (the “Registrant”):

•

Registration Statement No.  333-251886, filed on January 4, 2021, registering 1,250,000 common shares, no par value, of the Registrant which may be issued under the Husky Energy Inc. Incentive Stock Option Plan.

The Registrant has terminated all offerings of the securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 27th day of February, 2026.

CENOVUS ENERGY INC.

By:	/s/ Karamjit S. Sandhar
Name:	Karamjit S. Sandhar
Title:	Executive Vice-President & Chief Financial Officer

Note: No other person is required to sign the post-effective amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to Form S-8]